Exhibit 10.1

AMENDMENT TO LOAN DOCUMENTS

THIS AMENDMENT TO LOAN DOCUMENTS (this “Amendment”) is entered into as of May 14, 2012, by and between SILICON VALLEY BANK (“Bank” or “Silicon”) and NETLIST, INC., a Delaware corporation (“Borrower”).  Borrower’s chief executive office is located at 51 Discovery, Suite 150, Irvine, CA 92618.

RECITALS

A.            Bank and Borrower are parties to that certain Loan and Security Agreement with an Effective Date of October 31, 2009 (as amended, modified, supplemented or restated, the “Loan Agreement”) in effect between Bank and Borrower.

B.            Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.            Bank has agreed to so amend the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.             Definitions.  Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.             Amendments to Loan Documents.  The Loan Agreement is amended as follows, effective on the date hereof (except where a different effective date is specified below):

2.1          Modified Letters of Credit Sublimit.  Section 2.1.2 of the Loan Agreement is hereby amended in its entirety to read as follows:

2.1.2       Letters of Credit Sublimit.  [Omitted].

2.2          Modified Foreign Exchange Sublimit.  Section 2.1.3 of the Loan Agreement is hereby amended in its entirety to read as follows:

2.1.3       Foreign Exchange Sublimit.  [Omitted].

2.3          Modified Cash Management Services Sublimit.  Section 2.1.4 of the Loan Agreement is hereby amended in its entirety to read as follows:

2.1.4       Cash Management Services Sublimit.  [Omitted].

2.4          Modified Overall Aggregate Sublimit.  Section 2.1.5 of the Loan Agreement is hereby amended in its entirety to read as follows:

2.1.5       Overall Aggregate Sublimit.  [Omitted].

2.5          Modification of Term Loan and Term Loan II.  Section 2.1.6 and Section 2.1.7 of the Loan Agreement are hereby deleted and replace with the following which shall read as follows:

2.1.6       Term Loan.

(a)           Availability.  On the May 2012 Amendment Effective Date, Bank shall make one (1) term loan available to Borrower in an amount up to the Term Loan Amount, subject to the satisfaction of the terms and conditions of this Agreement.

(b)           Interest Only.  Interest only on the Term Loan shall be paid until November 30, 2012.

(c)           Repayment.  Beginning on December 1, 2012, Borrower shall repay the Term Loan in (i) thirty-six (36) equal installments of principal, plus (ii) monthly payments of accrued interest (the “Term Loan Payment”).  Beginning on December 1, 2012, each Term Loan Payment shall be payable on the first day of each month.  Borrower’s final Term Loan Payment, due on the Term Loan Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan.

2.6          Addition of Letters of Credit Bank Services.  The following is hereby added as Section 2.1.7 of the Loan Agreement and shall read as follows:

2.1.7       Letters of Credit.

(a)           The Dollar Equivalent of the aggregate face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed $3,000,000 (the “Letter of Credit Limit”).  Through the Revolving Line Maturity Date, Bank will grant Letters of Credit up to the Letter of Credit Limit upon the request of Borrower, as communicated by Borrower through Borrower’s submission of the Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”).

(b)           All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of the Letter of Credit Application.  Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.  Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.

(c)           The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

(d)           Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency.  If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the Dollar Equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges).

(e)           To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit.  The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate.  The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.

(f)            If, on the Revolving Line Maturity Date (or the effective date of any termination of this Agreement), there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to 105% (110% if the Letter of Credit is denominated in a currency other than U.S. Dollars) of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit.

2.7          Modified Overadvances.  Section 2.2 of the Loan Agreement is hereby amended in its entirety to read as follows:

2.2          Overadvances.  If, at any time, the outstanding principal amount of any Advances exceeds the lesser of either the Maximum Revolver Amount or the Borrowing Base (such excess being an “Overadvance”), Borrower shall immediately pay to Bank in cash such Overadvance.  Without limiting Borrower’s obligation to repay Bank any amount of the Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

2.8          Modified Interest Rate.  Section 2.3(a) of the Loan Agreement is hereby amended in its entirety to read as follows:

(a)           Interest Rate.

(i)            Advances.  Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a per annum rate equal to the following: (i) at all times that a Streamline Period is in effect, one and one-quarter of one percentage points (1.25%) above the Prime Rate; and (ii) at all times that a Streamline Period is not in effect, two and one-quarter of one percentage points (2.25%) above the Prime Rate; which interest shall be payable monthly in accordance with Section 2.3(f) below.

(ii)           Term Loan.  Subject to Section 2.3(b), the principal amount outstanding under the Term Loan shall accrue interest at a per annum rate equal to two and one-half percentage points (2.50%) above the Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(f) below.

2.9          Modified Unused Revolving Line Fee.  Section 2.4(d) of the Loan Agreement is hereby amended in its entirety to read as follows:

(d)           Unused Revolving Line Facility Fee.  A fee (the “Unused Revolving Line Facility Fee”), payable quarterly, in arrears, on a calendar year basis, in an amount equal to 0.50% per annum of the average unused portion of the Revolving Line.  The unused portion of the Revolving Line, for purposes of this calculation, shall equal the difference between (x) the Maximum Revolver Amount (as it may be modified from time to time) and (y) the average for the period of the daily closing balance of the Revolving Line outstanding.  Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement, or suspension or termination of Bank’s obligation to make loans and advances hereunder, including during any Streamline Period; and

2.10        Modified Anniversary Fee.  Section 2.4(g) of the Loan Agreement is hereby amended in its entirety to read as follows

(g)           Anniversary Fee.  A fully earned, non-refundable fee equal to 0.50% of the Maximum Revolver Amount, on September 30, 2012 and on September 30 of each year thereafter (exclusive of the Revolving Line Maturity Date); and if this Agreement is terminated prior to September 30 of any given year, either by Borrower or Bank, Borrower shall pay the Anniversary Fee that would be due on September 30 of such given year to Bank in addition to any Termination Fee.

2.11        Modified Grant of Security Interest.  Section 4.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

4.1          Grant of Security Interest.  Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank.  Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that may have superior priority to Bank’s Lien in this Agreement).

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are satisfied in full, and at such time, Bank shall, at Borrower’s sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrower.  In the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any.

2.12        Modified Language in Priority of Security Interest.  The following language in Section 4.2 of the Loan Agreement is hereby deleted (due to the modification in Section 4.1 of the Loan Agreement above):

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash.  Upon payment in full in cash of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrower’s sole cost and expense, release its Lien in the Collateral and all rights therein shall revert to Borrowers.

2.13        Modified Financial Covenants.  Section 6.9(b) of the Loan Agreement is hereby amended in its entirety to read as follows, effective as of the May 2012 Amendment Effective Date:

(b)           Tangible Net Worth.  A Tangible Net Worth of at least $15,000,000 (“Minimum Tangible Net Worth”) plus (i) 50% of all consideration received after the date hereof for equity securities and subordinated debt of the Borrower, plus (ii) 50% of the Borrower’s net income in each fiscal quarter ending after the date hereof.  Increases in the Minimum Tangible Net Worth based on consideration received for equity securities and subordinated debt of the Borrower shall be effective as of the end of the month in which such consideration is received, and shall continue effective thereafter. Increases in the Minimum Tangible Net Worth based on net income shall be effective on the last day of the fiscal quarter in which said net income is realized, and shall continue effective thereafter. In no event shall the Minimum Tangible Net Worth be decreased.

2.14        Modified Remedy Regarding Letters of Credit.  Section 9.1(c) of the Loan Agreement is hereby amended in its entirety to read as follows:

(c)           for any Letters of Credit, demand that Borrower (i) deposit cash with Bank in an amount equal to 105% (110% if the Letter of Creditor is denominated in a currency other than U.S. Dollars) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

2.15        Modified Remedy Regarding FX Contracts.  Section 9.1(d) of the Loan Agreement is hereby amended in its entirety to read as follows:

(d)           terminate any FX Contracts;

2.16        Modified Termination Fee. Section 12.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

12.1        Termination Prior to Revolving Line Maturity Date. On the Revolving Line Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable.  This Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank.  Notwithstanding any such termination, Bank’s lien and security interest in the Collateral and all of Bank’s rights and remedies under this Agreement shall continue until Borrower fully satisfies its Obligations. If such termination is at Borrower’s election, or at Bank’s election due to the occurrence and continuance of an Event of Default, Borrower shall pay to Bank, in addition to the payment of any other expenses or fees then-owing, a termination fee in an amount equal to 2.0% of the Maximum Revolver Amount if termination occurs on or before the date that is one year prior to the Revolving Line Maturity Date, and 1.0% of the Maximum Revolver Amount if termination occurs after the date that is one year prior to the Revolving Line Maturity Date; provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from another division of Silicon Valley Bank.

2.17        Modified Survival Provision.  Section 12.9 of the Loan Agreement is hereby amended in its entirety to read as follows:

12.9        Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied.  Without limiting the foregoing, except as otherwise provided in Section 4.1, the grant of security interest by Borrower in Section 4.1 shall survive until the termination of all Bank Services Agreements.  The obligation of Borrower in Section 12.3 to indemnify the Indemnified Persons shall survive until all statutes of limitation with respect to the Claims, losses and expenses for which indemnity is given shall have run.

2.18        Added Definitions Pertaining to the May 2012 Amendment.  The following definitions are hereby added to Section 13.1 of the Loan Agreement, in alphabetical order, and shall read as follows:

“May 2012 Amendment” is that certain Amendment to Loan Documents between Borrower and Bank and dated approximately May 14, 2012.

“May 2012 Amendment Effective Date” is as defined in the May 2012 Amendment.

2.19        Modified Definition of Eligible Accounts Regarding Foreign Billed Accounts.  Subclause (d) of the definition of “Eligible Accounts” (identifying what does not constitute an Eligible Account) set forth in Section 13.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

(d)           Accounts payable outside of the United States;  Accounts billed outside of the United States unless (i) such billed Accounts are collected by Borrower at its United States headquarters and (ii) such collections are remitted to the lockbox provided for in Section 6.3(c) of this Agreement or Borrower’s cash collateral account maintained with Bank;

2.20        Modified Definition of Eligible Accounts Regarding Concentration Limit.  Subclause (h) of the definition of “Eligible Accounts” (identifying what does not constitute an Eligible Account) set forth in Section 13.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

(h)           Accounts of Borrower owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed forty percent (40%) (such percentage, the “Concentration Limit”) of all Eligible Accounts, to the extent of amounts that exceed that percentage, unless Bank approves in writing; provided, however, that such Concentration Limit will not apply to Accounts that are covered in full by credit insurance satisfactory to Bank;

2.21        Modified Definition of Revolving Line Maturity Date.  The definition of Revolving Line Maturity Date set forth in Section 13.1 of the Loan Agreement is hereby amended in its entirety to read as follows:

“Revolving Line Maturity Date” September 30, 2014.

2.22        Modified Definitions Pertaining to the Term Loan.  The following definitions, set forth in Section 13.1 of the Loan Agreement, are hereby amended in their entirety to read as follows:

“Term Loan” is a loan made by Bank pursuant to the terms of Section 2.1.6 hereof.

“Term Loan Amount” is an amount equal to Three Million Five Hundred Thousand Dollars ($3,500,000).

“Term Loan Maturity Date” is the earlier of the following dates: (i) October 14, 2015 [the date that is forty-two months from the date of the May 2012 Amendment], (ii) the Revolving Line Maturity Date or (iii) the date this Agreement terminates by its terms or is terminated by either party in accordance with its terms.

“Term Loan Payment” is defined in Section 2.1.6(c).

2.23        Deleted Definitions Pertaining to Term Loan II.  The following defined terms, set forth in Section 13.1 of the Loan Agreement, are hereby deleted:

“Term Loan II”

“Term Loan II Amount”

“Term Loan II Maturity Date”

“Term Loan II Payment”

2.24        Modified or Added Definitions Pertaining to Deletion of Letters of Credit Sublimit, Foreign Exchange Sublimit and Cash Management Services Sublimit.  The following definitions are hereby modified in, or added to, Section 13.1 of the Loan Agreement, in alphabetical order, and shall read as follows:

“Availability Amount” is (a) the lesser of (i) the Maximum Revolver Amount or (ii) the amount available under the Borrowing Base minus (b) the outstanding principal balance of any Advances.

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Credit Extension” is any Advance, Term Loan or any other extension of credit by Bank for Borrower’s benefit.

“FX Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.

“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, the IP Security Agreements, any Bank Services Agreement, any subordination agreement,

any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Bank, all as amended, restated, or otherwise modified.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses, and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.

2.25        Deleted Definitions Pertaining to Deletion of Letters of Credit Sublimit, Foreign Exchange Sublimit and Cash Management Services Sublimit.  The following defined terms, set forth in Section 13.1 of the Loan Agreement, are hereby deleted:

“Cash Management Services”

“FX Business Day”

“FX Forward Contract”

“FX Reduction Amount”

“FX Reserve”

“Settlement Date”

3.             Limitation of Amendments.

3.1          The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2          This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents (as amended by this Amendment, as applicable) are hereby ratified and confirmed and shall remain in full force and effect.

4.             Representations and Warranties.  To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1          Immediately after giving effect to this Amendment, (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date, or except as otherwise previously disclosed in writing by Borrower to Bank), and (b) no Event of Default has occurred and is continuing;

4.2          Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Documents, as amended by this Amendment;

4.3          The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been otherwise amended, supplemented or restated and are and continue to be in full force and effect;

4.4          The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Documents, as amended by this Amendment, have been duly authorized;

4.5          The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Documents, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6          The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Documents, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7          This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.             Release by Borrower.  Borrower hereby agree as follows:

5.1          FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Bank and its present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Amendment (collectively “Released Claims”).  Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner whatsoever connected with or related to the Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.

5.2          In furtherance of this release, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” (Emphasis added.)

5.3          By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

5.4          This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Bank to enter into this Amendment, and that Bank would not have done so but for Bank’s expectation that such release is valid and enforceable in all events.

5.5          Borrower hereby represents and warrants to Bank, and Bank is relying thereon, as follows:

(a)           Except as expressly stated in this Amendment, neither Bank nor any agent, employee or representative of Bank has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Amendment.

(b)           Borrower has made such investigation of the facts pertaining to this Amendment and all of the matters appertaining thereto, as it deems necessary.

(c)           The terms of this Amendment are contractual and not a mere recital.

(d)           This Amendment has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Amendment is signed freely, and without duress, by Borrower.

(e)           Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify Bank, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

6.             Bank Expenses.  Borrower shall pay to Bank, when due, all Bank Expenses (including reasonable attorneys’ fees and expenses), when due, incurred in connection with or pursuant to this Amendment.

7.             Counterparts.  This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

8.             Effectiveness.  This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto and (b) Borrower’s payment of an amendment fee (with respect to the Term Loan) in an amount equal to $7,500.  The above-mentioned fee shall be fully earned and payable concurrently with the execution and delivery of this Amendment and shall be non-refundable and in addition to all interest and other fees payable to Bank under the Loan Documents.  Bank is authorized to charge such fees to Borrower’s loan account.

[Remainder of page intentionally left blank; signature page immediately follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

Silicon Valley Bank		NETLIST, INC.

By:	/s/Brian Lowry	By:	/s/Gail Sasaki
Name:	Brian Lowry	Name:	Gail Sasaki
Title:	Relationship Manager	Title:	Vice President and Chief Financial Officer